Exhibit 99.1

Nexeo Solutions Holdings, LLC

Management EBITDA Reconciliation

(in thousands)

	Q2 FY12	Q3 FY12	Q4 FY12	Q1 FY13	LTM
Net income (loss) attributable to Nexeo Solutions Holdings, LLC	$7,230	$6,601	$(5,401)	$(14,674)	$(6,244)
Net income attributable to noncontrolling interest	—	—	—	159	159
Interest	11,487	11,103	11,268	13,720	47,578
Taxes	1,341	766	555	757	3,419
Depreciation and amortization	10,824	9,378	9,801	9,554	39,557

EBITDA	30,882	27,848	16,223	9,516	84,469
Management add-backs (1)	8,528	7,467	9,707	7,477	33,179
Non-cash charges (2)	(303)	355	108	1,420	1,580
Management fees (3)	1,553	1,691	2,301	1,715	7,260
Letter of credit fees not included in interest expense	48	327	230	—	605
Compensation expense related to management equity plan (non-cash)	754	326	278	240	1,598
Transitional pension and medical payments – Ashland employees (4)	118	145	68	—	331
Transaction and other one-time costs (5)	2,148	804	3,572	9,262	15,786

Adjusted Management EBITDA	$43,728	$38,963	$32,487	$29,630	$144,808

(1)	One-time costs associated with integration, transition, restructuring and transformational activities
(2)	Non-cash charges include unrealized foreign exchange gains and losses and amortization charges associated with purchase accounting requirements related to the acquisition of Beijing Plaschem’s operations
(3)	Management, monitoring, consulting and leverage fees, per the agreement with TPG Capital, L.P.
(4)	Transitional pension and medical payments owed to certain Ashland employees pursuant to the Agreement of Purchase and Sale, dated November 5, 2010 by and between Ashland and Nexeo Solutions, LLC (formerly TPG Accolade, LLC), as amended
(5)	Professional and transaction costs related to the acquisition of the global distribution business of Ashland, the China joint venture, other potential acquisitions and other one-time costs